SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 29, 2011

SARATOGA RESOURCES, INC.
(Exact name of registrant as specified in Charter)

Texas	0-27563	76-0314489
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

7500 San Felipe, Suite 675 Houston, Texas 77063
(Address of Principal Executive Offices)(Zip Code)

713-458-1560
(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02

Unregistered Sales of Equity Securities.

On April 29, 2011, Saratoga Resources, Inc., a Texas corporation (the “Company”), issued to accredited investors an aggregate of 545,313 shares of Common Stock and Warrants to purchase 272,657 shares of Common Stock.  The shares and warrants were issued upon final closing of the private placement described in our Form 8-K/A filed April 28, 2011.  In total, the Company issued 2,481,316 shares of Common Stock and Warrants to purchase 1,240,658 shares of Common Stock for aggregate proceeds of $7,443,948.  The Warrants are exercisable for a period of two years at $5.00 per share.

In connection with the offering, the Company issued an aggregate of 84,600 shares of Common Stock and Warrants to purchase 42,300 shares of Common Stock to the placement agent of securities issued to non-U.S. investors.  No cash commissions were paid in connection with the offering.

Each investor represented to the Company that it was “accredited investor” and made other investment representations and agreed that the Common Stock and the Warrants shall bear a restrictive legend against resale in the U.S. or to U.S. residents without registration under the Securities Act.

The securities were issued in reliance upon an exemption from registration afforded pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder, as a transaction not involving a public offering of securities.  The securities were offered solely to a limited number of accredited investors without public solicitation and the securities issued in the offering are subject to resale restrictions, including the placement of restrictive legends on the certificates evidencing the Common Stock and Warrants.

This Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any securities of the Company.  No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

Item 8.01

Other Events

On May 2, 2011, the Company issued a press release, attached hereto as Exhibit 99.1 and made part of this report, announcing the closing of the offering.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.:	Description:

99.1	Press release, dated May 2, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SARATOGA RESOURCES, INC.

Dated: May 2, 2011	By:	/s/ Edward Hebert
Edward Hebert
Vice President – Finance

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